Exhibit 99.1

[United Financial Letterhead]

To:	Directors and Executive Officers of United Financial Bancorp, Inc.
From:	Anne Rivers, Senior Vice President, Human Resources Officer
Date:	October 30, 2019
Re:	Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

The purpose of this notice is to inform you of restrictions on your ability, directly or indirectly, to buy, sell or transfer shares of common stock, no par value, of United Financial Bancorp, Inc. (the “Company” and such stock, the “Company common stock”) held in the United Bank 401(k) Plan (the “Plan”) that will apply in connection with the closing of the merger of United Financial with and into People’s United Financial, Inc. (“People’s United”), the holding company for People’s United Bank, N.A., with People’s United as the surviving corporation (the “Merger”), which is currently expected to be effective at 12:01 a.m., Eastern time, on November 1, 2019. At the effective time of the Merger, United Financial common stockholders will be entitled to receive 0.875 shares of People’s United common stock, par value $0.01 per share (“People’s United common stock”) for every one share they hold of United Financial common stock (with cash payable in lieu of any fractional shares).

Pursuant to The Sarbanes-Oxley Act of 2002 (the “Act”), the Company is notifying you of upcoming temporary restrictions on your ability to engage in certain activities regarding Company equity securities, namely Company common stock and, after the effective time of the Merger, shares of People’s United common stock that you received in the Merger in respect of any such Company securities. These temporary restrictions are mandated by the Act in the event of a blackout period impacting any investment option under the Plan that includes an investment in Company common stock under the Plan (including the employee stock ownership plan (the “ESOP”)). The blackout period may be necessary to ensure that all transactions in Company common stock under the Plan (including the ESOP) are fully completed before the effective time of the Merger and so that, after the effective time of the Merger, the administrator of the Plan can process the exchange of Company common stock held in the Plan (including the ESOP) for shares of People’s United common stock as described above.

Plan participants have been advised that at 2:30 pm EST on October 31, 2019, the last full trading day of Company common stock on The Nasdaq Stock Market, LLC before the Merger, participant investment in Company common stock under the Plan (including the ESOP) will be restricted from all transactions, which blackout period is expected to last approximately 7 business days and end during the week of November 10, 2019, but it could end later. Fifteen days’ advance notice of the blackout period to the Company’s executive officers and directors was not possible due to events and circumstances that were beyond the Company’s reasonable control, where the closing of the Merger was subject to customary closing conditions, including the receipt of regulatory approvals and the approval of the Company’s shareholders. During the blackout period, participants in the Plan will be unable to: (a) direct or diversify any investments in Company common stock held in your account under the Plan (including under the ESOP) (for example, you will be unable to make an exchange into or out of Company common stock); (b) obtain a withdrawal from balances invested in Company common stock under the Plan (including under the ESOP) or a full distribution from your Plan account if you have a balance in Company common stock (including the ESOP); or (c) have current employee contributions, Company match or loan repayments that are directed to investments in Company common stock under the Plan (including under the ESOP) posted if the blackout period includes the dates when these contributions are posted to your account. You will be able to check your account balance and continue to make exchanges or investment transactions involving other investment options in the Plan (other than in Company common stock under the Plan (including under the ESOP)) during the blackout period.

Because the Plan includes investments in Company common stock (including the ESOP) as an investment option, the Act requires that you be prohibited from directly or indirectly purchasing, exercising, selling or otherwise transferring equity securities (including options and other derivative securities) of the Company during the blackout period for the Plan if those securities were acquired in connection with your service or employment as a director or executive officer of the Company, which after the effective time of the Merger, will include shares of People’s United common stock that you received in the Merger in respect of any such Company securities. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

The blackout period is currently expected to end within 6 business days following the closing of the Merger, but it could end later. As noted below, the blackout period described herein is separate from, and in addition to, any other trading restrictions that may be applicable to you. If you have any questions about the upcoming blackout period, including the actual beginning and end dates of the blackout period, (1) prior to the closing of the Merger, you may contact the Senior Vice President, Human Resources Officer of the Company by mail at United Financial Bancorp, Inc., 225 Asylum Street, Hartford, CT 06103, or by telephone at 860-291-3600 and (2) after the closing of the Merger, you may contact the Senior Vice President of Human Resources of People’s United by mail at People’s United Bank, 850 Main Street, Bridgeport, CT 06604, or by telephone at 203-338-7590.

Although certain transactions are exempt from this trading prohibition (such as bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or officer), those exemptions are limited. If you hold both covered securities and non-covered securities, any sale or other transfer of Company securities (and, after the effective time of the Merger, shares of People’s United common stock that you received in the Merger in respect of such Company securities) by you during the blackout period, if it occurs, will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that during the blackout period you avoid any change in your beneficial ownership of Company equity and derivative securities, including shares of People’s United common stock after the effective time of the Merger. The restrictions on trading during the blackout period are in addition to those under the Director and Executive Officer Insider Trading Policy that restrict or will restrict your ability to trade in Company common stock.

The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules. Therefore, please contact the Company, based on the information provided above, if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the blackout period.